Exhibit 10.21

               Schedule A

        Pursuant to Item 601(a)(4), Instruction 2, of Regulation S-K, the Company has not filed the Amendment to Executive Employment Letters for the following named Executives:

               Mr. Richard J. Andrews
               Mr. James D. Utterback
               Mr. Michael G. Wokasch


        Such Amendments are substantially similar to the Amendment for Dr. Kim
D. Lamon, attached hereto.


               [Covance Letterhead]


20 November 1998


Dr. Kim D. Lamon
[address]

        Re:    Employment Letter Agreement (the "Agreement")

Dear Kim :

Please refer to that certain Employment Letter Agreement dated November 20, 1996 between Covance Inc. ("Covance" or, the "Company") and you (the "Letter Agreement"). This letter will constitute Amendment No. 1 to the Letter Agreement and will amend the Letter Agreement as follows:

1. The Section entitled "Severance" shall be amended to read in its entirety as follows:

Severance

Except as provided below under the paragraph headed "Change-of-Control", Covance guarantees that should you be involuntarily terminated for reasons other than for Cause, you will receive an amount equal to the sum of (a) two years base salary (payable on the normal payroll cycle) determined at the time of termination, and (b) two years of the annual incentive bonus (payable on the normal bonus cycles) in an amount equal for each such year to the product of your base salary in effect at termination and 55% (the sum of (a) and (b) being, collectively, the "Termination Payments").

"Cause" shall mean (i) your convictions of a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) your committing any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of Covance or its affiliates, including, any actions which constitute sexual harassment under applicable laws, rules or regulations;
(iii) your failure to perform your duties assigned for a period of thirty (30) or more days unless such failure is caused by an Extended Disability; or (iv) misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause Covance or its affiliates financial or reputational harm.

Should such involuntary termination occur because of an Extended Disability, and not for any other reason that constitutes Cause, for 120 consecutive days where you have not returned to your duties on a full-time basis after the expiration of such 120 day period within 30 days after written notice of termination is given to you, Covance shall pay to you the Termination Payments at the times specified above.

Extended Disability shall (i) mean you are unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of your position, or (ii) have the meaning specified in any disability insurance policy maintained by Covance, whichever is more favorable to you.

Except as may be otherwise provided in applicable Covance compensation and benefit plans, Covance shall not be liable for any salary or benefit payments to you beyond the date of your voluntary termination of employment with Covance. In the event of a termination of employment for Cause or Extended Disability, you shall not be entitled to any compensation or other benefits not already earned and owing to you on account of your services on the date of such termination of employment except as provided above with respect to a termination for Extended Disability.

Medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, while you are receiving the Termination Payments.

Change-of-Control

In the event of an Event of Termination (as defined below), you will be entitled to a lump sum payment equal to the sum of (1) the product of (a) 3 and (b) your base annual salary in effect at the time of the Event of Termination and (2) the product of (a) 3 and (b) number that is 55% of your base annual salary in effect at the time of the Event of Termination. Such payment will be made within 60 days of the Event of Termination. In addition to, and as a result of, the foregoing (i) all of your stock options (including the Stock Options), restricted stock (including the Restricted Stock), deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such event and (ii) you shall be entitled to receive any payments calculated pursuant to the paragraph headed "Certain Additional Payments by Covance".

For the purposes of this Agreement, an Event of Termination is defined to be a termination of your employment by Covance (for reasons other than Cause) or a Constructive Termination (as defined below) of your employment, in each case within 24 months following a Change-of-Control (as defined below), or your voluntary termination of your employment for any reason or no reason during the one-month period commencing twelve months following a Change-of-Control and ending thirteen months after such Change-of-Control (a "Voluntary Termination"); provided, however, that a Voluntary Termination shall not be an Event of Termination if it arises from a Change-of-Control pursuant to clause (iv) under the definition of Change-of-Control unless the tender offer or exchange offer is a tender or exchange offer for securities representing 20% or more of the combined voting power of Covance's then outstanding securities.

For purposes of this Agreement, a Change-of-Control is defined to occur when:

        (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Covance's securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or

        (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of

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

Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or

        (iii) Covance shareholders approve a merger, or consolidation (where in each case Covance is not the survivor thereof), or sale or disposition of all or substantially all of Covance's assets or a plan or partial or complete liquidation; or

        (iv) an offeror (other than Covance) purchases shares of Covance common stock pursuant to a tender or exchange offer for such shares.

For purposes of this Agreement, a Constructive Termination is defined to be:

        (i) a material breach by Covance of this Agreement, including, without limitation, a reduction in your then current salary or the percentage of base salary eligible for incentive compensation;

        (ii) a diminution of your responsibilities, status, title or duties hereunder;

        (iii) a relocation of your work place which increases the distance between your principal residence and your work place by more than 25 miles;

        (iv) a failure by Covance to provide you with benefits which are as favorable to you in all material respects as those provided immediately prior to the Change-of-Control; or

        (v) the failure of any acquiror or successor in interest to the business of Covance to agree in writing to be bound by the terms of this Agreement within four months of any Change-of-Control.

In the event you are involved in any dispute about your rights under this Agreement arising on or after a Change-of-Control, Covance shall pay all legal costs and fees incurred by you in connection with such dispute promptly upon receipt of any invoice relating thereto.

The benefits set forth under the paragraph headed Auto and Financial Counseling Allowance and medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until you find other employment but not longer than three years from the date of the Event of Termination.

2. The Section entitled "Outplacement" shall be amended to read in its entirety as follows:

Outplacement

If there has been an Event of Termination or if there has been no Change-of-Control but you have been terminated without Cause, Covance shall provide for you, at Covance's cost, executive outplacement support for one-year following such termination.

3. The Section entitled "Release" shall be amended to read in its entirety as follows:

Release

If there has been an Event of Termination or if there has been no Change-of-Control but you have been terminated without Cause, the obligation of Covance to make to you any or all of the payments specified under this Agreement (including, without limitation, the Termination Payments or the payments specified under the paragraph headed "Change of Control", as applicable) shall be subject to your execution and delivery to Covance of a release in form and substance reasonably satisfactory to Covance of all claims,

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

demands, suits or actions, whether in law or at equity, you have or may have relating to or giving rise from such Event of Termination or non-Cause termination.

Please indicate your agreement with the terms and conditions of this Amendment No. 1 by signing one copy of this letter and returning it to my attention.

Very truly yours,



Christopher A. Kuebler
President and CEO

Accepted as of the date first above specified:


By: __________________________________

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